- two -
                                Table of Contents

--------------------------------------------------------------------------------
Financial Review________________________________________________________________

    Five Year Summary of Selected Financial Data                              3

    Management's Discussion and Analysis                                      4

    Statement of Management's Responsibility                                 11

    Independent Accountants' Report                                          12

    Consolidated Balance Sheets                                              13

    Consolidated Statements of Income                                        14

    Consolidated Statements of Stockholder's Equity                          15

    Consolidated Statements of Cash Flows                                    16

    Notes to Consolidated Financial Statements                               17

                                    - three -
               Selected Consolidated Financial Data of the Company


                                                                         September 30
                                         -----------------------------------------------------------------------
                                              2002          2001         2000           1999         1998
                                         ------------- ------------- ------------- ------------- -------------

 Financial Condition Data:
   Total assets                           $506,460,255  $479,412,813  $459,908,211  $327,562,551  $304,936,781
   Loans receivable, net                   385,019,764   403,627,702   390,435,094   296,869,920   266,658,583
   Investments and other
     interest-earning assets                97,439,040    53,306,663    44,651,407    21,108,106    27,664,033
   Deposits                                379,936,471   368,479,589   352,855,715   270,522,938   248,545,280
   Borrowed funds                           62,292,774    49,476,688    47,182,393    10,239,739     9,202,653
   Stockholders' equity                     60,846,197    58,053,551    57,299,548    45,456,219    44,670,627

                                                                 For Year Ended September 30
                                         ---------------------------------------------------------------------
                                              2002          2001         2000            1999         1998
                                         ------------- ------------- ------------- ------------- -------------


 Operating Data:
   Interest income                        $ 33,365,200  $ 35,560,673  $ 30,425,367  $ 23,827,383  $ 22,954,202
   Interest expense                         15,704,094    19,761,387    16,327,846    12,061,198    12,087,265
                                         ------------- ------------- ------------- ------------- -------------
   Net interest income                      17,661,106    15,799,286    14,097,521    11,766,185    10,866,937
   Provision for losses on loan                347,862       353,936       159,869        88,969        74,621
                                         ------------- ------------- ------------- ------------- -------------
Net interest income after provision
     for losses on loans                    17,313,244    15,445,350    13,937,652    11,677,216    10,792,316
   Other income                              2,205,742     1,804,949     1,280,830       853,719       757,682
   Other expenses                           10,656,380     9,689,079     7,770,839     5,459,293     4,746,908
                                         ------------- ------------- ------------- ------------- -------------
   Income before income taxes                8,862,606     7,561,220     7,447,643     7,071,642     6,803,090
   Income tax expenses                       3,457,625     2,873,175     2,899,689     2,484,876     2,596,395
                                         ------------- ------------- ------------- ------------- -------------
   Net income                             $  5,404,981  $  4,688,045  $  4,547,954  $  4,586,766  $  4,206,695
                                         ============= ============= ============= ============= =============

   Basic earnings per share               $       1.56          1.33  $       1.33  $       1.42  $       1.25

   Diluted earnings per share             $       1.56  $       1.32  $       1.32  $       1.42  $       1.25

   Dividends per common share             $       0.61  $       0.57  $       0.53  $       0.49  $       0.45

 Other Data:
   Average yield on interest-earning
     assets                                      7.25%          8.04%         8.20%         7.63%         7.75%
   Average cost of interest-bearing
     liabilities                                 3.69           4.82          5.06          4.45          4.79
                                         ------------ -------------- ------------- ------------- -------------
   Interest rate spread                          3.56%          3.22%         3.14%         3.18%         2.96%
                                         ============ ============== ============= ============= =============
   Number of full service banking offices          15             14            14             8             7
   Return on assets (net income divided
     by average total assets)                    1.11%          0.99%         1.20%         1.44%         1.40%
   Return on equity (net income divided
     by average total equity)                    9.14%          8.17%         8.66%        10.19%         9.31%
   Dividend payout ratio (dividends per
     common share divided by net income
     per common share)                          39.10%         42.86%        39.85%        34.51%        36.00%
   Equity to assets ratio (average total
     equity divided by average total
     assets)                                    12.15%         12.17%      13.53%         14.12%         15.08%


                                    - four -
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

Forward Looking Statements This Annual Report contains statements that constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this report and include statements regarding the intent, belief, outlook, estimate or expectations of the Company, its directors or its officers primarily with respect to future events and the future financial performance of the Company. Readers of this report are cautioned that any such forward looking statements are not guarantees of future events or performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. The accompanying information contained in this report identifies important factors that could cause such differences. These factors include changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate values and the real estate market, regulatory changes, unanticipated conversion expenses, increases in compensation and employee expenses, or unanticipated results in pending legal proceedings.

Critical Accounting Policies The notes to the consolidated financial statements contain a summary of the Company's significant accounting policies presented on pages 17 and 18 of the annual report for fiscal year 2002. Certain of these policies are important to the portrayal of the Company's financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Management believes that it's critical accounting policies include determining the allowance for loan losses, ("ALL") and accounting for goodwill.

Allowance For Loan Losses The ALL is a significant estimate that can and does change based on management's assumptions about specific borrowers and applicable economic and environmental conditions, among other factors. Management reviews the adequacy of the ALL on a monthly basis. This review is based on specific identified risks or anticipated losses in individual loans, a percentage factor based on the classification of certain loans, and managements' analysis of overall economic conditions such as employment, bankruptcy trends, property value changes and changes in delinquency levels.

Credits are evaluated individually based on degree of delinquency and/or identified risk ratings of special mention or worse. Credits with delinquency levels of less than 60 days and risk ratings of satisfactory/monitor or better, are reviewed in the aggregate. Percentage factors applied to individual credits are based on risk rating, the type of credit and estimated potential losses in the event liquidation becomes necessary. Percentage factors applied to loans reviewed in the aggregate are based solely on the type of credit. Anticipated losses on other real estate owned are recognized immediately upon recording the asset.

The ALL also includes a component based on management's assumptions of changes in risk in non-quantifiable areas such as market conditions, property values, employment conditions and perceived changes in overall portfolio quality due to changes in concentration, underwriting changes and both national and regional trends.

External factors such as increases in unemployment, regional softness in property values, increasing national numbers in bankruptcy, unsecured delinquency and charge offs and internal factors such as the continuing increase in the commercial loan portfolio may result in larger losses in current economic conditions. Changes in loan concentration, delinquency and portfolio are addressed through the variation in percentages used in calculating the reserve for various types of credit as well as individual review of "high risk" credits and large loans.

General Peoples Bancorp (the "Company") is an Indiana corporation organized in October 1990 to become the thrift holding company for Peoples Federal Savings Bank ("Peoples"). Effective February 29, 2000 the Company purchased Three Rivers Financial Corp. and its wholly owned subsidiary, First Savings Bank ("First Savings"). The Company is the sole stockholder of Peoples and First Savings ("collectively Banks"). Peoples conducts business from its main office in Auburn and in its eight full service offices located in Avilla, Columbia City, Garrett, Kendallville, LaGrange, Topeka, and Waterloo Indiana. Peoples offers a full range of retail deposit services and lending services to northeastern Indiana. First Savings conducts business from its main office in Three Rivers, Michigan and its five full service offices in Schoolcraft and Union, Michigan and Howe and Middlebury, Indiana. The Company's primary business activity is being the holding company for Peoples and First Savings.

Historically, the principal business of savings banks, including Peoples and First Savings, has consisted of attracting deposits from the general public and making loans secured by residential real estate. The Banks' net earnings are contingent on the difference or spread between the interest earned on their loans and investments and the interest paid on its consumer deposits and borrowings. Prevailing economic conditions, government policies, regulations, interest rates, and local competition also significantly affect the Banks.

                                    - five -
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


The Company's earnings are primarily dependent upon the earnings of the Banks. Interest income is a function of the balance of loans and investments outstanding during a given period and the yield earned on such loans and investments. Interest expense is a function of the amounts of deposits and borrowings outstanding during the same period and the rates paid on such deposits and borrowings. The Banks' earnings are also affected by gains and losses on sales of loans and investments, provisions for loan losses, service charges, income from subsidiary activities, operating expenses and income taxes.

On a yearly basis, the Company updates its long-term strategic plan. This plan includes, among other things, the Company's commitment to maintaining a strong capital base and continuing to improve the organization's return on assets through asset growth and controlling operating expenses. Continued careful monitoring of interest rate risk is also cited as an important goal. As a result, continued origination of short-term consumer and installment loans, prime plus equity loans, adjustable rate mortgage loans, and fixed-rate real estate loans with original terms of 15 years or less are emphasized.

The following table sets forth the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities for the years ending September 30, 2002, 2001, and 2000.

                                        September 30

                                 ----------------------------
                                   2002     2001     2000

         Weighted-average
            interest rate on:
           Loans                     7.88%    8.24%    8.48%
           Securities                4.57     7.44     7.28
           Other
              interest-bearing
              assets                 3.04     5.35     4.61
           Combined                  7.25     8.03     8.20

         Weighted-average cost of
           NOW and savings
              deposit                1.59     2.70     3.32
           Certificates of
              deposit                4.68     5.77     5.57
           Borrowings                5.71     6.20     7.87
           Combined                  3.69     4.82     5.06
         Interest rate spread        3.56     3.21     3.14
         Net yield on
            weighted-average
            interest-earning
            assets                   3.83     3.57     3.80


The following table sets forth the  weighted-average  yield on  interest-earning
assets  and  the  weighted-average  rate  of  interest-bearing   liabilities  at
September 30, 2002, 2001 and 2000.



                                       At September 30

                                 ----------------------------
                                   2002     2001     2000

         Weighted-average
            interest rate on:
           Loans                     7.46%    7.86%    8.15%
           Securities                4.14     5.28     5.44
           Other
              interest-earnings
              assets                 3.72     5.37    10.69
           Combined                  6.76     7.56     8.06

         Weighted-average cost
            of:
                                 NOW and savings
              deposit                1.87     2.09     2.96
           Certificates of
              deposit                5.49     5.38     6.11
           Borrowings                4.65     5.85     6.42
           Combined                  4.08     4.32     5.12
         Interest rate spread        2.68     3.24     2.94


Asset and Liability Management The Banks, like other savings banks, are subject to interest rate risk to the degree that their interest-bearing liabilities, primarily deposits with short and medium-term maturities, mature or reprice more rapidly than its interest-earning assets. Although having liabilities that mature or reprice more frequently on average than assets will be beneficial in times of declining interest rates, such an asset/liability structure will result in lower net income during periods of rising interest rates, unless offset by other factors such as noninterest income.

Historically, all of the Banks' real estate loans were made at fixed rates. More recently, the Banks have adopted an asset and liability management plan that calls for the origination of residential mortgage loans and other loans with adjustable interest rates, the origination of 15-year or less residential mortgage loans with fixed rates, and the maintenance of investments with short to medium terms.

The OTS issued a regulation, which uses a net market value methodology to measure the interest rate risk exposure of thrift institutions. Under this OTS regulation, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Thrift institutions with over $300 million in assets or less than a 12% risk-based capital ratio are required to file OTS Schedule CMR. Data from Schedule CMR is used by the OTS to calculate changes in NPV (and the related "normal" level of interest rate risk) based upon certain interest rate changes (discussed below). Institutions that do not meet either of the filing requirements are not required to file OTS Schedule CMR, but may do so voluntarily. Under the regulation, institutions that must file are required to take a deduction (the interest rate risk capital component) from their total capital available to calculate their risk-based capital requirement if their interest rate exposure is greater than "normal". The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets.

                                     - six -
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

Presented below, as of September 30, 2002 and 2001, is an analysis performed by the OTS of Peoples' interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 200 basis points. At September 30, 2002 and 2001, 2% of the present value of Peoples' assets were approximately $8.0 million and $7.7 million. Because the interest rate risk of a 200 basis point increase in market rates (which was greater than the interest rate risk of a 200 basis point decrease) was $2.8 million at September 30, 2002 and $11.5 million at September 30, 2001. Peoples Federal would have been required to make a deduction from its total capital available to calculate its risk based capital requirement at September 30, 2002 or 2001 if the OTS's regulation had been enacted.

             Interest Rate Risk as of September 30, 2002

        Changes           arket Value          PV
        in Rates$ Amount M $ Change  % Change NRatio   Change

          +200 bp  48,233    (2,760)      -5%     13.52% (37) bp
          +100 bp  55,814       266        0      14.06   18
             0 bp  55,548         -        -      13.88    -
          -100 bp  55,354      (194)       0      13.72  (17)
          -200 bp       -         -        -         -     -


             Interest Rate Risk as of September 30, 2001

        Changes           arket Value          PV
       in Rates $ Amount M $ Change  % Change NRatio   Change

          +200 bp  41,228   (11,541)     -22%    11.16%  (252) bp
          +100 bp  47,564    (5,204)     -10%    12.58%  (110)
             0 bp  52,768         -        -     13.67%    -
          -100 bp  54,761     1,993        4%    14.02%   35
          -200 bp  55,932     3,164        6%    14.18%   50

The following, as of September 30, 2002 and 2001, is the same analysis performed by the OTS of First Savings' interest rate risk. At September 30, 2002 and 2001, 2% of the present value of First Savings' assets were approximately $2.5 million and $2.3 million. The interest rate risk of a 200 basis point increase in market rates (which was greater than the interest rate risk of a 200 basis point decrease) was $.8 million at September 30, 2002. The interest rate risk of a 200 basis point decrease in market rates (which was greater than the interest rate risk of a 200 basis point increase) was $1.1million at September 30, 2001. At September 30, 2001, First Savings would have been required to make a deduction from its total capital available to calculate its risk based capital requirement if the OTS's regulation had been enacted. At September 30, 2002, 2% of the present value of First Savings assets exceeded the 200 basis point decrease of $.8 million, therefore no reduction of capital would be required.

                  Interest Rate Risk as of September 30, 2002

        Changes           arket Value          PV
        in Rates$ Amount M $ Change  % Change NRatio   Change

          +200 bp  15,344       753        5%    12.13%   81 bp
          +100 bp  15,451       860        6%    12.06    74
            0  bp   14,591         -        -     11.32     -
          -100 bp  13,573    (1,054)      -7%    10.44   (88)
          -200 bp      -          -        -         -     -


             Interest Rate Risk as of September 30, 2001

        Changes           arket Value          PV
       in Rates $ Amount M $ Change  % Change NRatio   Change

          +200 bp  14,207      (354)     -2%     12.82%     (3)
          +100 bp  14,580        19      -0%     12.99%     15
            0 bp   14,561         -       -      12.85%      -
          -100 bp  14,121      (440)     -3%     12.36%    (49)
          -200 bp  13,412    (1,149)     -8%     11.65%   (119)


In evaluating the Banks' exposure to interest rate risk, certain shortcomings, inherent in the method of analysis presented in the foregoing table must be considered. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. As a result, the actual effect of changing interest rates may differ from that presented in the foregoing table.

                                    - seven -
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

Loans, Non-performing Assets and Summary of Loan Loss Experience

The following table presents the composition of the loan portfolio at September 30, 2002 and September 30, 2001 (in thousands):

                                         2002                   2001
                                  -------------------   ---------------------
            Type of Loan          Interest    Yield/    Interest   Yield/
                                   Earned/               Earned/
                                    Paid       Rate       Paid      Rate
                                  --------   --------   --------  --------
Residential
  Single family units             $313,908     79.9%    $336,586    81.6%
  2-4 family units                   2,554      0.6        3,243     0.8
  Over 4 family units                3,473      0.9        1,452     0.4
Commercial real estate              20,366      5.2       21,906     5.3
Land acquisition and development     1,513      0.4        1,938     0.5
Consumer and other loans            49,756     12.7       46,177    11.2
Loans on deposits                    1,041      0.3          979     0.2
                                  --------   --------   --------  --------
                                   392,611    100.0%     412,281   100.0%
Less:                             --------   --------   --------  --------
  Undisbursed portion of loans       3,821                 5,262
  Deferred loan fees and discounts   1,653                 1,829
                                  --------              --------
                                     5,474                 7,091
                                  --------              --------
Total loans receivable             387,137               405,190
Allowance for losses on loans        2,117                 1,895
                                  --------              --------
Net loans                         $385,020              $403,295
                                  ========              ========

Non-performing assets at September 30, 2002 and 2001 are as follows (in thousands):
                                          September 30
                                      ---------  -----------
                                         2002      2001

       Non-accruing loans               $  800    $  676
       Loans contractually past due
          90 days or more other than
          nonaccruing                      106        52
       Real estate owned (REO)             489       117
       Restructured loans                  728       517
                                        ------    ------
                                        $2,123    $1,362
                                        ======    ======

It is the Company's policy to carry REO at net realizable value. After repossession, appraised value is reduced for estimated repair and selling costs, and the net amount is the carrying value of the property. Any changes in estimated realizable value after the initial repossession, are charged to a specific loss reserve account for REO. The increase in non-accrual loans since September 30, 2001 is primarily from the 1 to 4 family portion of the loan portfolio, and management believes the increase has been appropriately considered in determining the adequacy of the allowance for loan and REO losses at September 30, 2002. Management believes this increase is generally attributable to current economic conditions. Along with the general nationwide economic recession, the local economy in Northern Indiana and Southern Michigan has experienced a general slowdown as well. The local economy in the areas which the Company operates is somewhat dependent upon the automobile industry which has experienced a slowdown and this slowdown has trickled down to several other aspects of the local economy. There have been no significant changes in potential problem loans since September 30, 2001. Net charge-offs for the years ended September 30, 2002 and 2001 were $125,249 and $109,097, respectively, and have been incurred approximately equally in the consumer loan and mortgage loan portfolios.

The allowances for loan and real estate owned losses represent amounts available to absorb losses inherent in the portfolio. Such allowances are based on management's continuing review of the portfolios, historical charge-offs, current economic conditions, and such other factors, which in management's
judgment  deserve  recognition  in  estimating  losses.  In  addition,   various
regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require additions to the allowances based on their judgment about the information available to them at the time of their examination. Provisions for losses are charged to earnings to bring the allowances to levels considered necessary by management. Losses are charged to the allowances when considered probable, or in the case of REO, at the time of repossession. Overall, the general composition of the loan portfolio has remained similar to the prior year with no significant shift of risk between components of the loan portfolio that would impact the calculation of the allowance for loan losses. Management believes that the allowances are adequate to absorb known and inherent losses in the portfolio. No assurance can be given, however, that economic conditions which may adversely affect the Company's markets or other circumstances will not result in future losses in the portfolio.

                                    - eight -
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

Interest Income Net interest income decreases during periods when the spread is narrowed between the Company's weighted-average rate at which new loans are originated and its weighted-average cost of liabilities. In addition, the Company's ability to originate and sell mortgage loans is affected by market factors such as interest rates, competition, consumer preferences, the supply of and demand for housing, and the availability of funds.

The following table sets forth the weighted-average yields earned on the Company's assets and the weighted-average rate paid on deposits and borrowings.



                                                                 At September 30
                        ----------------------------------------------------------------------------------------------
                                    2002                       2001                            2000
                        --------------------------- ---------------------------- -------------------------------
                          Average   Interest Yield/   Average    Interest Yield/   Average   Interest Yield/
                        Outstanding Earned/         Outstanding  Earned/         Outstanding Earned/
                          Balance     Paid   Rate    Balance      Paid    Rate     Balance     Paid    Rate
                        ----------- -------- ------ ----------- --------- ------ ---------- --------- --------

Interest-earnings assets
  Loans (1)             $384,317   $30,268    7.88%  $390,812    $32,218   8.24%   $329,742   $27,974   8.48%
  Interest securities
    (2)                   51,022     2,334    4.57     27,777      2,067    7.44     20,576     1,498   7.28
  Other
    interest-earnings
    assets                25,033       763    3.04     23,849      1,276    5.35     20,683       954   4.61
  Total                 ----------  --------        ----------- ---------        ----------- ---------
    interest-earning
    assets               460,372    33,365    7.25    442,438     35,561   8.03     371,001    30,426   8.20
                        ---------- ---------        ----------- ---------        ----------- ---------
   Allowance for loan
    losses                (1,855)                      (1,709)                       (1,618)
  Other assets            28,327                       31,247                        18,780
                        ---------                   -----------                  ----------
 Total Assets           $486,844                     $471,976                      $388,163
                        =========                   ===========                  ==========
Interest-bearing
   liabilities:
  NOW and savings
    deposit             $153,733   $ 2,425    1.59%  $133,020     $3,586   2.70%  $ 99,730   $ 3,315    3.32%
  Certificates of
    deposit              222,767    10,435    4.68    230,558     13,295   5.77    197,877     11,016   5.57
  Borrowings              49,457     2,824    5.71     46,478      2,881   6.20     25,363      1,997   7.87
                        ---------- --------          ----------- --------        ------------ --------
    Total
    interest-earning
    assets               425,957    15,704    3.69    410,056     19,762   4.82     322,970    16,328   5.06
  Other liabilities        1,743   --------             4,556                        12,691   --------
Stockholders' equity      59,144                       57,364                        52,502
Total liabilities       ----------                   -----------                  -----------
   and
   stockholders'
   equity               $486,844                     $471,976                     $388,163
Net interest            ==========                  ==========                    ===========
Income/spread                      $17,661    3.56               $15,799   3.21               $14,098   3.14
Net yield on                       =======                                                    ========
   interest-earning
   assets                                     3.83                         3.57                         3.80


(1) Average balances include nonaccrual balances.
(2) Yield on investment securities is computed based on amortized cost.


The Company has supplemented its interest income through purchases of investment securities when appropriate. Such investments include U. S. Government securities, including those issued and guaranteed by the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA"), and the Government National Mortgage Association ("GNMA"), and state and local obligations. This activity (a) generates positive interest rate spreads on large principal balances with minimal administrative expense; (b) lowers the credit risk of the Banks' loan portfolios as a result of the guarantees of full payment of principal and interest by FHLMC, FNMA, and GNMA;
(c) enables the Banks to use securities as collateral for financings in the capital markets; and (d) increases the liquidity of the Banks.


In addition to changes in interest rates, changes in volume can have a significant effect on net interest income. The following table describes the extent to which changes in interest rates and changes in volume of interest related assets and liabilities have affected the Banks' interest income and expense for the periods indicated. For the purposes of this table, changes attributable to both rate and volume, which cannot be separated, have been allocated proportionately to the change due to volume and the change due to rate.

                                    - nine -
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


                                      Years Ended September 30
                    ------------------------------------------------------------
                             2002 vs 2001                   2001 vs 2000
                    ------------------------------- ----------------------------
                           Increase                     Increase
                          (Decrease)       Total       (Decrease)        Total
                            Due to       Increase        Due to        Increase
                    --------------------            ----------------
                      Volume    Rate     (Decrease)  Volume    Rate   (Decrease)
                    ----------- -------- ---------- -------- -------- ----------
Interest income
   from:
  Loans               $  (529)  $(1,421)  $(1,950)  $5,009    $(765)     $4,244
  Investment
    securities          1,273    (1,006)      267      535       34         569
  Other
    interest-earning
    assets                 61      (574)     (513)     157      165         322
                       ------   -------    ------   ------    -----     -------
  Total interest
    income                805    (3,001)   (2,196)   5,701     (566)      5,135
                       ------   -------    ------   ------    -----     -------
Interest expense
   from:
  NOW and savings
    deposit               495    (1,636)   (1,141)     615     (344)        271
  Certificates
    of deposit           (436)   (2,424)   (2,860)   1,871      407       2,278
  Borrowings              178      (235)      (57)   1,187     (303)        884
                       ------   -------    ------   ------    -----      ------
  Total interest
    expense               237    (4,295)   (4,058)   3,673     (240)      3,433
                       ------   -------    ------   ------    -----      ------
Net interest income
   (expense)           $  568    $1,294    $1,862   $2,028    $(326)     $1,702
                       ======   =======    ======   ======    =====      ======
Operating Expense

While operating expenses have increased, the increases have been due in large part to the expansion of the Company's operations. The increases are service related and consist of the following: appraisal and legal fees in connection with loan originations, data processing due to automating manual systems; and start up costs for new services including new branch locations. Operating expenses, as a percentage of the Company's total assets were 2.10%, 2.02%, and 1.69% for fiscal years ended September 30, 2002, 2001, and 2000, respectively.

The Company continuously seeks to reduce operating expenses. In this regard, the budget committee of the Board of Directors monitors the Company's current operating budget on at least a quarterly basis to ascertain that expense levels remain within projected ranges and to establish competitive, as opposed to aggressive, rates for the Company's various deposit accounts. The Company's efforts to contain operating expense also include underwriting policies that attempt to reduce potential losses and conservative expansion of personnel.

Liquidity and Capital Resources

The standard measure of liquidity for savings banks is the ratio of cash and eligible investments to a certain percentage of net withdrawable savings and borrowings due within one year. Liquid assets consist of cash and eligible investments, which include certain United States Treasury obligations, securities of various federal agencies, certificates of deposit at insured banks, federal funds, and bankers' acceptances. At September 30, 2002, Peoples had liquid assets of $57,674,996. This represents a ratio of liquid assets to total assets of 15.26%. First Savings had liquid assets of $19,433,939 or a ratio of 15.62%.

The primary internal sources of funds for operations are principal and interest payments on loans and new deposits. In addition, if greater liquidity is required, the Banks can borrow from the FHLB. Under existing board resolutions, First Savings may borrow an additional $5.5 million, and Peoples may borrow an additional $4.4 million. If borrowing in excess of these amounts is ever needed, Board resolution could increase the available credit amounts significantly. Both banks operate under blanket collateral agreements with FHLB, whereby their single family loans act as collateral for the borrowings. No other assets are pledged to FHLB to secure these advances. In the opinion of management, the Banks' liquid assets are adequate to meet outstanding loan commitments and other obligations.

During the year ended September 30, 2002, cash and cash equivalents increased $17.1 million, investment securities increased $26.2 million, and net loans (excluding loans held for sale) decreased $18.3 million. This net increase was funded by increased deposits of $11.5 million, and increased borrowings from the Federal Home Loan Bank of $14.0 million. Operations provided $5.0 million.

During the year ended September 30, 2001 cash and cash equivalents remained stable at $18.5 million, investment securities increased $7.4 million, and net loans increased $13.2 million. These increases were funded by increased deposits of $15.6 million. Operations provided $6.9 million.

Results of Operations, Fiscal Year Ended September 30, 2002 Compared to Fiscal Year Ended September 30, 2001

The Company's net interest income increased $1,861,820 to $17,661,106 for the fiscal year ended September 30, 2002. This increase was due to deposit and borrowing rates dropping more rapidly than loan rates. Even though loan volumes and rates decreased, net interest income increased since interest paid on deposits decreased more than interest earned on loans and investments. Interest on long-term debt decreased to $2,755,411 due to lower rates paid on FHLB advances.

                                     - ten -
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

Provision for loan losses decreased $6,074 to $347,862 reflecting adjustments due to management's continuing review of its loan portfolio. Management's review of its loan portfolio is based on historical information, concentrations, delinquency trends, experience of lending personnel, review of specific loans, and general economic conditions.

Other income increased $400,793 to $2,205,742 due to higher volumes of deposits and loan sales generating additional fee income. The Company typically sells long-term fixed rate mortgage loans. Loan sales for the year ended 2002 totalled $22.8 million compared to $7.7 million in 2001. The resulting gain recognized on these sales increased to $342,000 compared to $123,000 in 2001. The primary reason for this increase was due to the declining interest rates which led to increased refinancing activity. Fiduciary fees increased $10,728 to $251,018 due to an increase in the fees charged.

Total non-interest expense was $10,656,380 for the year ended September 30, 2002. Salaries and benefits increased $851,866 to $5,834,330 due to the addition of a ninth branch of Peoples Federal as well as the discontinuation of the ESOP plan at First Savings. Equipment and data processing expense increased $162,281 due to the additional branch as well as upgrades to existing systems.

The effective tax rate for the Company for the years ended September 30, 2002 and 2001 was 39.0%, 38.0%, respectively.

Results of Operations, Fiscal Year Ended September 30, 2001 Compared to Fiscal Year Ended September 30, 2000

The Company's net interest income increased $1,701,765 to $15,799,286 for the fiscal year ended September 30, 2001. In addition to the merger with Three Rivers, this increase was comprised of higher volumes of loans offset by higher volumes of deposits. Interest on long-term debt increased to $2,820,955 due to higher borrowing volumes by both Peoples and First Savings to fund loan demand.

Provision for loan losses increased $194,067 to $353,936 reflecting adjustments due to management's continuing review of its loan portfolio. Management's review of its loan portfolio is based on historical information, concentrations, delinquency trends, experience of lending personnel, review of specific loans, and general economic conditions.

Other income increased $524,119 to $1,804,949 due to higher volumes of deposits generating additional fee income. Also, First Savings sells loans and generates gains on these sales, which the Company did not have prior to the merger. Fiduciary fees increased almost $40,000 to $240,290 due to higher fees and the receipt of several estate settlement fees this year.

Total non-interest expense was $9,689,079 for the year ended September 30, 2001. Most of the increases are due to the addition of First Savings operations for the entire fiscal year versus seven months in the prior year. Net occupancy expense also increased due to the June 2000 opening of Peoples' eighth full service branch office in Waterloo, Indiana.

The effective tax rate for the Company for the years ended September 30, 2001 and 2000 was 38.0% and 38.9%, respectively.

Impact of Inflation and Changing Prices

The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial condition and operating results in terms of historical dollars or fair value without considering changes in the relative purchasing power of money over time due to inflation.

Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services, since such prices are affected by inflation. In a volatile interest rate environment, liquidity and the maturity structure of the Banks'assets and liabilities are critical to the maintenance of acceptable performance levels.

Impact of New Accounting Standards

Accounting for a Business Combination. Statement of Financial Accounting Standards ("SFAS") No. 141 requires that all business combinations be accounted for using the purchase method of accounting; use of the pooling method is prohibited. A business combination occurs when an enterprise acquires all or a portion of the net assets that constitutes a business or equity interests of one or more other enterprises and obtains control over the enterprise or enterprises. All two-party and multi-party business combinations, including "roll-up" and "put-together" transactions are included in the scope of this Statement.

This Statement requires that goodwill be initially recognized as an asset in the financial statement and measured as the excess of the cost of an acquired entity over the net of the amounts assigned to identifiable assets acquired and liabilities assumed. In addition, SFAS No. 141 requires all other intangibles, such as core deposit intangibles for a financial institution, to be identified.

The provisions of Statement No. 141 are effective for any business combination that was initiated after June 30, 2001.

                                   - eleven -
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

Accounting for Goodwill.

Under the provisions of SFAS No. 142, goodwill should not be amortized but should be tested for impairment at the reporting unit level. Impairment test of goodwill should be done on an annual basis unless events or circumstances indicate impairment has occurred in the interim period. The annual impairment test can be performed at any time during the year as long as the measurement date is used consistently from year to year.

Impairment testing is a two-step process. The first step is a comparison of the fair value of a reporting unit to its carrying amount including goodwill. If the fair value of the reporting unit is greater than its carrying value, goodwill is not impaired and no further work is required. Companies should perform the first step of the impairment test on all goodwill within six months of initially applying the Statement. If the fair value is less, the second step should be performed. The second step is to compare the fair value of goodwill to its carrying amount. If the fair value of goodwill is less than its carrying value, then the goodwill is deemed impaired and a loss recognized. Any impairment loss recognized as a result of completing the transitional impairment test should be treated as a change in accounting principle and recognized in the first interim period financial statements.

The provisions of Statement No. 142 were effective for fiscal years beginning after December 15, 2001. Goodwill and intangible assets acquired in a transaction completed after June 30, 2001 but before this Statement is initially applied would be accounted for in accordance with the amortization and nonamortization provisions of the Statement. The useful economic life of previously recognized intangible assets should be reassessed upon adoption of the Statement, and remaining amortization periods should be adjusted accordingly. Intangible assets deemed to have an indefinite life would no longer be amortized.

The Company adopted these new accounting rules on October 1, 2001. As a result, the Company no longer amortizes the goodwill that it recorded on certain acquisitions prior to June 30, 2001, but makes an annual assessment of any impairment in goodwill and, if necessary, recognizes the impairment loss at that time. The Company had goodwill of $2.3 million at September 30, 2002 and 2001 and goodwill amortization of $134,000 for the year ended September 30, 2001. There was no impairment loss recognized as a result of the adoption of SFAS No. 142.

                    STATEMENT OF MANAGEMENT'S RESPONSIBILITY


The management of Peoples Bancorp is responsible for the preparation and integrity of the consolidated financial statements and all other information presented in this annual report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and therefore, include estimates based on management's' judgment and estimates.

Management maintains a system of internal controls to meet its responsibility for reliable financial information and the protection of assets. This system includes proper segregation of duties, the establishment of appropriate policies and procedures, and careful selection, training and supervision of qualified personnel. In addition, both independent auditors and management periodically review the system of internal controls and report their findings to the Audit Committee of the Board of Directors.

The Committee is composed of non-management directors and meets periodically with the independent auditors and management to review their respective activities and responsibilities. Each has free and separate access to the Committee to discuss accounting, financial reporting, internal control and audit matters.

Management recognized that the cost of a system of internal controls should not exceed the benefits derived and that there are inherent limitations to be considered in the potential effectiveness of any system. However, management believes that the Company's system of internal controls provides reasonable assurance that financial information is reliable and that assets and customer deposits are protected.





Roger J. Wertenberger     Maurice F. Winkler III            Deborah K. Stanger
Chairman of the Board      President and Chief           Chief Financial Officer
                                Executive Officer

                                   - twelve -


                         Independent Accountants' Report


To the Stockholders and
Board of Directors
Peoples Bancorp
Auburn, Indiana


We have audited the accompanying consolidated balance sheets of Peoples Bancorp and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Peoples Bancorp and subsidiaries as of September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

As more fully discussed in Note 10, during 2002, the Company changed its method of accounting for goodwill.




BKD, LLP

Indianapolis, Indiana
October 31, 2002

                                  - thirteen -
                           Consolidated Balance Sheets
                           September 30, 2002 and 2001


Assets

                                                           2002        2001
                                                      ------------ ------------
Cash and due from banks                               $  8,402,527 $  8,908,922
Interest-bearing deposits                               27,175,394    9,573,685
                                                      ------------ ------------
           Total cash and cash equivalents              35,577,921   18,482,607
Interest-bearing time deposits                           3,820,047    3,455,798
Investment securities
    Available for sale                                  54,896,043   29,611,558
    Held to maturity (fair value of $7,256,626
         and $6,417,965)                                 7,142,556    6,274,122
                                                      ------------ ------------
           Total investment securities                  62,038,599   35,885,680
Loans, net of allowance for loan losses of
        $2,117,400 and 1,894,787                       385,019,764  403,294,702
Mortgage loans held for sale                             1,298,750      333,000
Premises and equipment                                   6,120,007    5,777,095
Federal Home Loan Bank of Indianapolis stock, at cost    4,405,000    4,391,500
Core deposit intangible                                    746,668      884,940
Goodwill                                                 2,330,198    2,330,198
Other assets                                             5,103,301    4,577,293
                                                      ------------ ------------
           Total assets                               $506,460,255 $479,412,813
                                                      ============ ============
Liabilities

NOW and savings deposits                              $157,508,695 $141,546,063
Certificates of deposit                                222,427,776  226,933,526
                                                      ------------ ------------
           Total deposits                              379,936,471  368,479,589
Short-term borrowings                                    3,192,774    4,383,723
Federal Home Loan Bank advances                         59,100,000   45,092,965
Other liabilities                                        3,384,813    3,402,985
                                                      ------------ ------------
           Total liabilities                           445,614,058  421,359,262
                                                      ------------ ------------
Commitments and Contingencies

Stockholders' Equity

Preferred stock, $1 par value
    Authorized and unissued - 5,000,000 shares
Common stock, $1 par value Authorized - 7,000,000 shares Issued and outstanding
    - 3,447,186 and
       3,506,348 shares                                  3,447,186    3,506,348
Additional paid-in capital                               7,860,745    8,498,348
Retained earnings                                       49,785,154   46,500,707
Unearned ESOP                                                    -     (281,450)
Unearned RRP                                               (19,790)     (40,719)
Accumulated other comprehensive loss                      (227,098)    (129,683)
                                                      ------------ ------------
           Total stockholders' equity                   60,846,197   58,053,551
                                                      ------------ ------------
           Total liabilities and stockholders' equity $506,460,255 $479,412,813
                                                      ============ ============

                                  - fourteen -
                        Consolidated Statements of Income
                  Years Ended September 30, 2002, 2001 and 2000


                                                2002        2001        2000
                                            ----------- ----------- -----------

Interest Income
    Loans                                   $30,267,454 $32,217,940 $27,974,178
    Investment securities                     2,334,440   2,066,628   1,497,452
    Other interest and dividend income          763,306   1,276,105     953,737
                                            ----------- ----------- -----------
                                             33,365,200  35,560,673  30,425,367
Interest Expense                            ----------- ----------- -----------
    Deposits
       NOW and savings deposits               2,444,507   3,585,642   3,314,937
       Certificates of deposit               10,435,126  13,294,834  11,016,168
    Short-term borrowings                        69,050      59,956     298,698
    FHLB advances                             2,755,411   2,820,955   1,698,043
                                            ----------- ----------- -----------
                                             15,704,094  19,761,387  16,327,846
                                            ----------- ----------- -----------
Net Interest Income                          17,661,106  15,799,286  14,097,521
    Provision for loan losses                   347,862     353,936     159,869
Net Interest Income After Provision for     ----------- ----------- -----------
   Loan Losses                               17,313,244  15,445,350  13,937,652
                                            ----------- ----------- -----------
Other Income
    Fiduciary activities                        251,018     240,290     204,940
    Fees and service charges                  1,175,862   1,154,491     810,938
    Net realized gains (losses) on sales of
      available-for-sale securities              62,931      27,545     (57,961)
    Other income                                715,931     382,623     322,913
                                            ----------- ----------- -----------
           Total other income                 2,205,742   1,804,949   1,280,830
                                            ----------- ----------- -----------
Other Expenses
    Salaries and employee benefits            5,834,330   4,982,464   3,968,745
    Net occupancy expense                       804,418     888,227     575,253
    Equipment expense                           802,666     737,682     594,777
    Data processing expense                     833,848     736,551     481,046
    Deposit insurance expense                    66,208      68,246      90,013
    Other expenses                            2,314,910   2,275,909   2,061,005
                                            ----------- ----------- -----------
           Total other expenses              10,656,380   9,689,079   7,770,839
                                            ----------- ----------- -----------
Income Before Income Tax                      8,862,606   7,561,220   7,447,643
    Income tax expense                        3,457,625   2,873,175   2,899,689
                                            ----------- ----------- -----------
Net Income                                  $ 5,404,981 $ 4,688,045 $ 4,547,954
                                            =========== =========== ===========

Basic Earnings per Share                           1.56        1.33        1.33

Diluted Earnings per Share                         1.56        1.32        1.32

Weighted-Average Shares Outstanding           3,456,324    3,533,723   3,429,165

                                    -fifteen-

                                            Consolidated Statements of Stockholders' Equity
                                             Years Ended September 30, 2002, 2001 and 2000


                                                                                                  Unearned    Accumulated
                                                      Additional                       Unearned  Recognition    Other
                                  Common Stock       Paid-in  Comprehensive  Retained   Esop        and      Comprehensive
                             Outstanding  Amount     Capital     Income      Earnings  Shares  Retention Plan   Income      Total
                             ----------- ---------- ----------- ----------- ----------- ------- ------------- ----------- ----------

Balances October 1, 1999      3,183,717 $3,183,717 $ 1,203,696             $41,282,725 $  -    $    -       $(213,919) $45,456,219
 Comprehensive income
    Net income                                                  $4,547,954    4,547,954                                   4,547,954
    Other comprehensive
     income, net of tax
      Unrealized losses on
      securities, net of
      reclassification
      adjustment                                                  (119,108)                                   (119,108)    (119,108
                                                                ----------
 Comprehensive income                                           $4,428,846
 Stock issued in purchase of                                    ==========
   subsidiary                   758,858     758,858  13,060,586                         (392,353) (135,116)              13,291,975
 Cash dividends ($0.53 per
   share)                                                                    (1,886,276)                                 (1,886,276)
 ESOP shares earned                                      36,133                           40,859                              76,992
 RRP shares earned                                                                                   44,410                  44,410
 Stock options exercised        9,860         9,860      90,930                                                             100,790
 Repurchase of common stock  (289,794)     (289,794) (3,794,727)               (128,887)                                 (4,213,408)
                            ---------     ---------  ----------              ----------  -------   --------    --------  ----------
Balances September 30, 2000 3,662,641     3,662,641  10,596,618              43,815,516 (351,494)  (90,706)    (333,027)  57,299,548
 Comprehensive income
    Net income                                                  $4,688,045    4,688,045                                   4,688,045
    Other comprehensive
     income, net of tax
      Unrealized losses on
      securities, net of
      reclassification
      adjustment                                                   203,344                                     203,344      203,344
                                                                ----------
 Comprehensive income                                           $4,891,389
 Cash dividends ($0.57 per                                      ==========
   share)                                                                    (2,002,854)                                 (2,002,854)
 ESOP shares earned                                      52,492                          70,044                             122,536
 RRP shares earned                                        5,162                                    49,987                    55,149
 Repurchase of common stock (156,293)      (156,293) (2,155,924)                                                         (2,312,217)
                            ---------     ---------  ----------              ---------- -------    ------      -------   ----------
Balances September 30, 2001 3,506,348     3,506,348   8,498,348              46,500,707(281,450)  (40,719)    (129,683)  58,053,551
 Comprehensive income
    Net income                                                  $5,404,981    5,404,981                                   5,404,981
    Other comprehensive
     income, net of tax
      Unrealized losses on
      securities, net of
      reclassification
      adjustment                                                   (97,415)                                   (97,415)      (97,415)
                                                                ----------
 Comprehensive income                                           $5,307,566
 Cash dividends ($0.61  per                                     ==========
   share)                                                                    (2,120,534)                                 (2,120,534)
 ESOP shares earned                                      48,777                                                              48,777
 Termination of ESOP          (18,456)      (18,456)    (34,534)                        281,450                             228,460
 RRP shares earned                                                                                 20,929                    20,929
 Repurchase of common stock   (40,706)      (40,706)   (651,846)                                                           (692,552)
                            ---------    ---------- -----------             ----------- -------  --------   ---------  ------------
Balances September 30, 2002 3,447,186    $3,447,186 $ 7,860,745             $49,785,154 $   -    $(19,790)  $(227,098)  $60,846,197
                            =========    ========== ===========             =========== =======  ========   =========  ============

                                   - sixteen -
                      Consolidated Statements of Cash Flows
                  Years Ended September 30, 2002, 2001 and 2000


                                                               2002          2001         2000
                                                           ------------- ------------ ------------
Operating Activities
    Net income                                             $  5,404,981  $ 4,688,045  $ 4,547,954
    Items not requiring (providing) cash
       Provision for loan losses                                347,862      353,936      159,869
       Depreciation and amortization                            778,898      746,667      716,314
       Investment securities amortization (accretion), net      175,692       (1,633)     (32,263)
       Loans originated for sale                            (23,389,439)  (7,540,370)  (2,488,250)
       Proceeds from sale of loans held for sale             22,765,618    7,663,495    2,531,064
       Gain on sale of loans                                   (341,929)    (123,125)     (42,814)
       Amortization of deferred loan fees                      (679,971)    (557,417)    (337,117)
       (Gain) loss on sale of investment securities             (62,931)     (27,545)      57,961
       Gain on sale of premises and equipment                   (17,318)
       ESOP shares earned                                       208,036      122,536       76,992
       RRP compensation expense                                  20,929       55,149       44,410
    Change in
       Deferred income tax                                     (108,526)    (197,276)    (251,814)
       Interest receivable                                      (10,542)    (298,358)    (114,101)
       Interest payable                                        (121,904)    (141,267)      81,568
    Other adjustments                                           (28,034)   2,128,021   (1,464,185)
                                                            ------------ ------------ ------------
           Net cash provided by operating activities          4,941,422    6,870,858    3,485,588
                                                            ------------ ------------ ------------
Investing Activities
    Net change in interest-bearing deposits                    (364,249)    (291,858)     794,005
    Purchases of securities available for sale              (42,562,911) (23,120,198)  (2,177,572)
    Purchases of securities held to maturity                 (3,891,807)  (1,690,190)           -
    Proceeds from maturities and paydowns of securities
      held to maturity                                        3,051,158    5,742,348    1,850,548
    Proceeds from maturities and paydowns of securities
      available for sale                                     12,576,525    6,601,606    1,297,068
    Proceeds from sale of security available for sale         4,370,107    5,426,805    1,684,772
    Net change in loans                                      18,607,047  (12,989,127) (19,907,906)
    Purchases of premises and equipment                      (1,145,057)    (373,960)  (1,457,753)
    Proceeds from sales of premises and equipment                40,565            -            -
    Purchases of Federal Home Loan Bank of Indianapolis
      stock                                                     (13,500)    (157,100)    (281,700)
    Cash received in acquisition                                      -           -     4,935,071
                                                            ------------ ------------ ------------
           Net cash used in investing activities             (9,332,122) (20,851,674) (13,263,467)
                                                            ------------ ------------ ------------
Financing Activities
    Net change in
       NOW and savings deposits                              15,962,631    9,860,069    9,552,898
       Certificates of deposit                               (4,505,749)   5,763,805    7,564,210
       Short-term borrowings                                 (1,190,949)   4,383,723   (3,039,739)
    Net change in advances by borrowers for taxes and
      insurance                                                       -            -      358,481
    Proceeds from Federal Home Loan Bank advances            17,000,000   11,150,000   36,700,000
    Repayment of Federal Home Loan Bank advances             (2,992,965) (13,239,428) (22,282,205)
    Cash dividends                                           (2,094,402)  (1,989,336)  (1,788,590)
    Repurchase of common stock                                 (692,552)  (2,312,217)  (4,213,408)
    Proceeds from stock options exercised                           --           --       100,790
                                                            ------------ ------------ ------------
           Net cash provided by financing activities         21,486,014   13,616,616   22,952,437
                                                            ------------ ------------ ------------
Net Change in Cash and Cash Equivalents                      17,095,314     (364,200)  13,174,558

Cash and Cash Equivalents, Beginning of Year                 18,482,607   18,846,807    5,672,249
                                                            ------------ ------------ ------------
Cash and Cash Equivalents, End of Year                      $35,577,921  $18,482,607  $18,846,807
                                                            ============ ============ ============
Additional Cash Flows and Supplementary Information:
    Interest paid                                           $15,826,808  $19,902,654  $16,276,150
    Income tax paid                                           2,997,665    2,606,069    3,293,330
    Fair value of net assets acquired in acquisition                  -            -   13,291,975

                                  - seventeen -
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Peoples Bancorp (Company), its wholly owned subsidiaries, Peoples Federal Savings Bank of DeKalb County (Peoples), First Savings Bank (First Savings) (collectively, the Banks), Peoples' wholly owned subsidiary, Peoples Financial Services, Inc. (Peoples Financial) and First Savings' wholly-owned subsidiary, Alpha Financial, Inc. (Alpha) conform to accounting principles generally accepted in the United States of America and reporting practices followed by the thrift industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company is a thrift holding company whose principal activity is the ownership and management of the Banks. The Banks operate under federal thrift charters and provide full banking services, including trust services. As federally-chartered thrifts, the Banks are subject to the regulation of the Office of Thrift Supervision (OTS) and the Federal Deposit Insurance Corporation.

The Company generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in north central and north eastern Indiana and south central Michigan. The Company's loans are generally secured by specific items of collateral including real property and consumer assets.

Consolidation - The consolidated financial statements include the accounts of the Company, the Banks, Alpha and Peoples Financial after elimination of all material intercompany transactions.

Investment securities - Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately, net of tax, in accumulated other comprehensive income. The Company holds no securities for trading.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Mortgage loans held for sale are carried at the lower of cost or fair value, determined using an aggregate basis. Write-downs to fair value are recognized as a charge to earnings at the time the decline in value occurs. Forward commitments to sell mortgage loans are acquired to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale. Gains and losses resulting from sales of mortgage loans are recognized when the respective loans are sold to investors. Gains and losses are determined by the difference between the selling price and the carrying amount of the loans sold, net of discounts collected or paid and considering a normal servicing rate.

Loans are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

Allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan if collateral dependent.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of September 30, 2002, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Company operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using accelerated and straight-line methods based principally on the estimated useful lives of the assets which range from five years to thirty-nine years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

                                  - eighteen -
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

Goodwill is annually tested for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

Core deposit intangible is being amortized on an accelerated method over eight years until such time that straight-line amortization exceeds the accelerated method, and is periodically evaluated as to the recoverability of its carrying value.

Investments in limited partnerships is included in other assets. The Company utilizes the equity method of accounting for these investments. At September 30, 2002 and 2001, these investments totaled $476,000 and $575,000.

Pension plan costs are based on actuarial computations and charged to current operations. The funding policy is to pay at least the minimum amounts required by ERISA.

Stock options are granted for a fixed number of shares to employees with an exercise price equal to or greater than the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

Income tax in the consolidated statements of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiaries.

Earnings per share have been computed based upon the weighted-average common shares outstanding during each year. Unearned ESOP shares have been excluded from the computation of average common shares outstanding.

Reclassifications of certain amounts in the 2001 and 2000 financial statements have been made to conform with the current year presentation.

Note 2:  RESTRICTION ON CASH

The Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserves required at September 30, 2002, totaled $2,135,000.

Note 3:  INVESTMENT SECURITIES

                                                September 30, 2002
                                 -----------------------------------------------
                                                   Gross      Gross
                                   Amortized    Unrealized  Unrealized   Fair
                                      Cost         Gains     Losses     Value
                                 ------------ ---------- ----------- -----------
 Available for sale
  Federal agencies               $36,195,150   $520,725  $    2,787  $36,713,088
  State and municipal
    obligations                    1,305,771     67,117           -    1,372,888
  Mortgage-backed securities      13,338,173    238,305      71,953   13,504,525
  Marketable equity securities     4,453,187         --   1,147,645    3,305,542
                                 -----------   --------  ----------  -----------
     Total available for sale     55,292,281    826,147   1,222,385   54,896,043
                                 -----------   --------  ----------  -----------
 Held to maturity
  State and municipal
    obligations                      295,000      1,625           -      296,625
  Mortgage-backed securities       6,847,556    129,254      16,809    6,960,001
                                 -----------   --------  ----------  -----------
     Total held to maturity        7,142,556    130,879      16,809    7,256,626
                                 -----------   --------  ----------  -----------
     Total investment
        securities               $62,434,837   $957,026  $1,239,194  $62,152,669
                                 ===========   ========  ==========  ===========

                                  - nineteen -
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                         September 30, 2001
                                ------------------------------------------------
                                                Gross      Gross
                                 Amortized    Unrealized Unrealized     Fair
                                    Cost        Gains      Losses      Value
                                ------------- ----------- --------- ------------
 Available for sale
  Federal agencies               $13,042,434    $303,066   $      -  $13,345,500
  State and municipal
    obligations                    2,180,482      53,364          -    2,233,846
  Mortgage-backed securities      10,140,446     265,183     51,241   10,354,388
  Marketable equity securities     4,453,187           -    775,363    3,677,824
                                 -----------    --------   --------  -----------
     Total available for sale     29,816,549     621,613    826,604   29,611,558
                                 -----------    --------   --------  -----------
 Held to maturity
  Federal agencies                   500,000           -          -      500,000
  State and municipal
    obligations                      634,727       3,583          -      638,310
  Mortgage-backed securities       5,139,395     141,214        954    5,279,655
                                 -----------    --------   --------  -----------
     Total held to maturity        6,274,122     144,797        954    6,417,965
                                 -----------    --------   --------  -----------
     Total investment
        securities               $36,090,671    $766,410   $827,558  $36,029,523
                                 ===========    ========   ========  ===========

The amortized cost and fair value of securities held to maturity and available for sale at September 30, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    2002
                              ------------------------------------------------
                                  Held to Maturity         Available for Sale
                              ----------------------- ------------------------
Maturity Distributions          Amortized      Fair    Amortized     Fair
 at September 30                  Cost        Value       Cost        Value
------------------------------------------ ---------- ------------ ------------

Within one year                $   60,000  $   60,000  $   205,612  $   207,578
One to five years                 210,000     211,625   26,417,588   26,852,527
Five to ten years                  25,000      25,000   10,877,721   11,025,871
                                  295,000     296,625   37,500,921   38,085,976
Mortgage-backed securities      6,847,556   6,960,001   13,338,173   13,504,525
Marketable equity securities            -           -    4,453,187    3,305,542
                                ---------   ---------   ----------   ----------
                               $7,142,556  $7,256,626  $55,292,281  $54,896,043
                               ==========  ==========  ===========  ===========

Securities with a carrying value of $5,050,000 and $6,782,000 were pledged at September 30, 2002 and 2001 to secure repurchase agreements.

Proceeds from sales of securities available for sale during 2002, 2001 and 2000 were $4,370,107 $5,426,805 and 1,684,772, respectively. Gross gains of $62,931 and $69,894 were realized on those sales during 2002 and 2001, respectively. Gross losses of $42,349 and $57,961 were realized on those sales during 2001 and 2000, respectively. The income tax expense (benefit) on the security gains/losses for the years ended September 30, 2002, 2001 and 2000 were $24,927, $10,911 and $(22,958), respectively.

There were no sales of securities held to maturity during the three years ended September 30, 2002.

                                   - twenty -
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 4:  LOANS AND ALLOWANCE
                                                            September 30
                                                      --------------------------
                                                           2002         2001
                                                      ------------- ------------

  Commercial, commercial mortgage and loans            $ 35,322,773 $ 32,534,076
  Real estate loans                                     319,420,742  340,584,514
  Construction loans                                      7,411,805    9,478,177
  Individuals' loans for household and other personal
     expenditures                                        30,455,619   29,684,318
                                                       ------------ ------------
                                                        392,610,939  412,281,085
  Less:                                                ------------ ------------
      Undisbursed portion of loans                        3,821,346    5,262,769
      Deferred loan fees and discounts                    1,652,429    1,828,827
      Allowance for loan losses                           2,117,400    1,894,787
                                                       ------------ ------------
                                                          7,591,175    8,986,383
                                                       ------------ ------------
         Total loans                                   $385,019,764 $403,294,702
                                                       ============ ============

                                         2002       2001        2000
                                      ----------  ----------  ----------
 Allowance for loan losses
  Balances, October 1                 $1,894,787  $1,649,948  $1,005,119
  Allowance acquired in acquisition            -           -     561,572
  Provision for losses                   347,862     353,936     159,869
  Recoveries on loans                     28,500      34,240      40,944
  Loans charged off                     (153,749)   (143,337)   (117,556)
                                      ----------  ----------  ----------
  Balances, September 30              $2,117,400  $1,894,787  $1,649,948
                                      ==========  ==========  ==========

Impaired loans totaled $2,117,634 and $1,203,013 at September 30, 2002 and 2001 with a recorded allowance for loan losses of $110,000 and $40,000, respectively.

Interest of $276,300 and $112,170 was recognized on the average impaired loan balances of $4,504,020 and $1,200,533 during 2002 and 2001. Interest of $288,338 and $112,331 was recognized on a cash basis during 2002 and 2001.

There were no loans deemed impaired at September 30, 2000.

Note 5:  PREMISES AND EQUIPMENT

                                           2002           2001
                                        -----------    -----------
  Land                                  $1,185,379     $1,180,460
  Buildings                              8,217,225      7,663,231
  Equipment                              4,647,414      4,511,051
                                        -----------    -----------
         Total cost                     14,050,018     13,354,742
  Accumulated depreciation              (7,930,011)    (7,577,647)
                                        -----------    -----------
         Net                            $6,120,007     $5,777,095


Depreciation and amortization expense for 2002, 2001 and 2000 was $778,898, $746,667 and $716,314, respectively.

                                 - twenty-one -
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6:  DEPOSITS

                                                  2002          2001
                                              ------------  -------------

 Demand deposits                              $106,451,343  $ 95,748,372
 Savings deposits                               51,057,351    45,797,691
 Certificates and other time
     deposits of $100,000 or more               35,895,755    31,851,930
 Other certificates and time deposits          186,532,022   195,081,596
                                              ------------  ------------
                                              $379,936,471  $368,479,589
                                              ============  ============

    Certificates and other time deposits maturing in years ending September 30:

           2003                   $130,562,761
           2004                     46,294,636
           2005                     24,352,058
           2006                      5,226,520
           2007                     15,991,802
                                  ------------
                                  $222,427,777
                                  ============

Note 7:  SHORT-TERM BORROWINGS

Short-term borrowings at September 30, 2002 and 2001 consist of securities sold under agreement to repurchase totaling $3,192,774 and $4,383,723 consist of obligations of the Company to other parties. The obligations were secured by investment securities and such collateral is held by a safekeeping agent. The maximum amount of outstanding agreements at any month-end during 2002 and 2001 totaled $5,131,000 and $4,384,000 the average of such agreements for the years ended September 30, 2002 and 2001 totaled $2,885,000 and $1,068,000, respectively.

Note 8:  FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances at September 30, 2002 and 2001 totaled $59,100,000 and $45,092,965 and were at various rates ranging from 3.68 to 7.21% maturing at various dates through September 2012. The Federal Home Loan Bank advances are secured by first mortgage loans totaling $305,431,808. Advances are subject to restrictions or penalties in the event of prepayment.

                                                                    Weighted-
 Maturities in years ending September 30        Amount            Average Rate
------------------------------------------------------------------------------

           2003                              $ 8,000,000              5.47%
           2004                                4,000,000              5.68
           2005                                5,000,000              6.36
           2006                                1,150,000              6.16
           2007                                8,250,000              5.22
           Thereafter                         32,700,000              5.51
                                             -----------
                                             $59,100,000
                                             ===========

Amounts advanced totaling $18,500,000 are subject to an option for the FHLB to convert the entire advance to a periodic adjustable rate five years after the date of the advance. The adjustable rate would be for the remaining term at the predetermined rate of three-month LIBOR or three-month LIBOR plus .0002 (.02 basis points), varying by advance. If the FHLB exercises its option to convert the advance to an adjustable rate, the advance will be prepayable at the Bank's option, at par without a penalty fee.

At September 30, 2002 and 2001, First Savings had a $1,000,000 overdraft line of credit agreement with the Federal Home Loan Bank. The Bank had not borrowed against this line of credit at September 30, 2002 or 2001. The line of credit expires March 2003.

                                 - twenty-two -
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9:  LOAN SERVICING

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of loans serviced for others totaled $36,706,883 and $23,158,000 at September 30, 2002 and 2001. The amount of mortgage servicing rights capitalized is immaterial to the financial statements.

Note 10: GOODWILL

During 2002, the Company changed its method of accounting and financial reporting for goodwill and other intangible assets by adopting the provisions of Statement of Financial Accounting Standard No. 142. Had the new method been applied retroactively, the previously reported 2001 and 2000 net income would have increased by $134,455 and $78,432, respectively.

Note 11: CORE DEPOSIT INTANGIBLE

The carrying basis and accumulated amortization of recognized core deposit intangibles at September 30, 2002 and 2001, were:
                                                  2002         2001
                                               ------------  -----------

           Gross carrying amount                $1,154,000   $1,154,000
           Accumulated amortization               (407,332)    (269,060)
                                               ------------  -----------
                                                $  746,668   $  884,940
                                               ============  ===========

Amortization expense for the years ended September 30, 2002, 2001 and 2000, was $138,272, $163,878 and $105,182, respectively. Estimated amortization expense for each of the following five years is:

           2003                  $137,846
           2004                   137,846
           2005                   137,846
           2006                   137,846
           2007                   137,846
           2008                    57,438


Note 12: INCOME TAX
                                                   Years Ended September 30
                                           ------------------------------------
                                              2002        2001        2000
                                           ----------- ----------- -----------
 Income tax expense
     Currently payable
        Federal                            $2,918,857  $2,509,065  $2,507,946
        State                                 647,294     561,386     643,557
     Deferred
        Federal                              (132,507)   (207,790)   (240,696)
        State                                  23,981      10,514     (11,118)
                                           ----------- ----------- -----------
           Total income tax expense        $3,457,625  $2,873,175  $2,899,689
                                           =========== =========== ===========
 Reconciliation of federal statutory to
    actual tax expense
     Federal statutory income tax at 34%   $3,013,286  $2,570,813  $2,532,199
     Tax exempt interest                      (31,550)    (70,217)    (63,492)
     Nondeductible expenses                     9,224      54,137       4,189
     Effect of state income taxes             443,042     377,454     417,410
     Effect of low income housing credits    (152,845)   (150,070)    (87,978)
     Change in valuation allowance            297,386     145,877           -
     Other                                   (120,918)    (54,819)     97,361
                                           ----------- ----------- -----------
           Actual tax expense              $3,457,625  $2,873,175  $2,899,689
                                           =========== =========== ===========

                                - twenty-three -
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:
                                                              2002       2001
                                                          ---------- ----------
Assets
    Allowance for loan losses                             $  877,605 $  762,072
    Loan fees                                                408,268    481,909
    Net unrealized losses on securities available for sale   173,668     91,854
    Other                                                    150,270    117,715
                                                          ---------- ----------
       Total assets                                        1,609,811  1,453,550
                                                          ---------- ----------
Liabilities
    Depreciation                                             134,366    117,780
    State income tax                                          63,443     59,506
    Other                                                    253,248    135,372
    Tax bad debt reserves in excess of base year             336,157    506,208
    FHLB of Indianapolis stock dividend                       79,868     82,295
                                                          ---------- ----------
       Total liabilities                                     867,082    901,161
                                                          ---------- ----------
       Subtotal                                              742,729    552,389
                                                          ---------- ----------
Valuation Allowance
    Beginning balance                                       (145,877)         -
    Increase during the year                                (297,386)  (145,877)
                                                          ---------- ----------
    Ending balance                                          (443,263)  (145,877)
                                                          ---------- ----------
                                                          $  299,466 $  406,512
                                                          ========== ===========

The valuation allowance at September 30, 2002 and 2001 is a result of the unrealized losses on equity securities.

Retained earnings at September 30, 2002 include approximately $8,102,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of June 30, 1988 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $2,755,000 at September 30, 2002.

Note 13: OTHER COMPREHENSIVE INCOME

                                                          2002
                                              ---------------------------------
                                              Before-Tax    Tax      Net-of-Tax
                                                Amount     Benefit    Amount
                                              ----------  ---------- ----------
Unrealized losses on securities
 Unrealized holding losses arising during the
   year                                        $ (98,379)  $(38,968)  $(59,411)
 Less: reclassification adjustment for gains
   realized in net income                         62,931     24,927     38,004
                                               ---------- ---------- ----------
 Net unrealized loss                           $(161,310)  $(63,895)  $(97,415)
                                               ========== ========== ==========

                                                           2001
                                               ---------------------------------
                                               Before-Tax   Tax     Net-of-Tax
                                                 Amount    Expense    Amount
                                               ---------- ---------  -----------
Unrealized gains on securities
 Unrealized holding gains arising during the
   year                                        $364,263    $144,285   $219,978
 Less: reclassification adjustment for gains
   realized in net income                        27,545      10,911     16,634
                                               ---------  ---------  ---------
 Net unrealized gains                          $336,718    $133,374   $203,344
                                               =========  =========  =========

                                 - twenty-four -
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                          2000
                                             -----------------------------------
                                             Before-Tax    Tax        Net-of-Tax
                                               Amount      Benefit     Amount
                                             ---------  -----------  -----------
Unrealized losses on securities
 Unrealized holding losses arising during the
   year                                      $(255,192)   $(101,081)  $(154,111)
 Less: reclassification adjustment for losses
   realized in net income                      (57,961)     (22,958)    (35,003)
                                             ----------  -----------  ----------
 Net unrealized losses                       $(197,231)   $ (78,123)  $(119,108)
                                             ==========  ===========  ==========

Note 14: COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not included in the accompanying consolidated financial statements. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

Financial instruments whose contract amount represents credit risk at September 30, 2002 and 2001 consisted of commitments to extend credit totaling $35,962,000 and $36,605,000.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties, or other assets of the borrower.

The Company has employment agreements with two officers which include provisions for payment to them of three years' salary in the event of their termination in connection with any change in ownership or control of the Company, other than by agreement. The agreements have terms of three years which may be extended annually for successive periods of one year.

The Company and subsidiaries are also subject to possible claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

Note 15: DIVIDENDS AND CAPITAL RESTRICTIONS

Without prior approval, current regulations allow Peoples and First Savings to pay dividends to the Company not exceeding net profits (as defined) for the current calendar year to date plus those for the previous two years. At September 30, 2002, such limitations totaled $3,741,000. The Banks normally restrict dividends to a lesser amount because of the need to maintain an adequate capital structures.

Note 16: REGULATORY CAPITAL

The Banks are subject to various regulatory capital requirements administered by the federal banking agencies and are assigned to a capital category. The assigned capital category is largely determined by ratios that are calculated according to the regulations. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At September 30, 2002, the Banks are categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since September 30, 2002 that management believes have changed the Banks' classification.

                                 - twenty-five -
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Peoples' actual and required capital amounts and ratios are as follows:
                                                                            2002

                                 ---------------------------------------------------------------
                                                     Required for Adequate  To Be Well
                                          Actual          Capital 1        Capitalized(1)
                                 -------------------- ------------------- ----------------------
                                     Amount     Ratio   Amount      Ratio   Amount        Ratio
                                 ------------ ------- ----------- ------- -------------- -------


Total risk-based capital 1 (to
   risk-weighted assets)         $41,606,000    20.8%  $16,039,000   8.0%   $20,038,000   10.0%
Tier 1 risk-based capital 1
   (to risk-weighted assets)      40,161,000    20.0     8,020,000   4.0     12,023,000    6.0
Core capital 1 (to adjusted
   total assets)                  40,161,000    10.6    15,094,000   4.0     18,861,000    5.0
Core capital 1 (to adjusted
   tangible assets)               40,161,000    10.6     7,547,000   2.0             NA     NA
Tangible capital 1 (to
   adjusted total assets)         40,161,000    10.6     5,660,000   1.5             NA     NA


                                                                            2001
                                -------------------------------------------------------------------------------
                                                           Required for Adequate   To Be Well
                                        Actual                   Capital 1         Capitalized(1)
                                --------------------- --------------------- ------------------------------------
                                    Amount      Ratio     Amount      Ratio    Amount      Ratio
                                ------------- ------- ------------- ------- ------------ --------------------------


Total risk-based capital 1 (to
   risk-weighted assets)         $40,169,000    20.2%  $15,880,000    8.0%   $19,850,000   10.0%
Tier 1 risk-based capital 1
   (to risk-weighted assets)      38,904,000    19.6     7,940,000    4.0     11,910,000    6.0
Core capital 1 (to adjusted
   total assets)                  38,904,000    10.6    14,613,000    4.0     18,266,000    5.0
Core capital 1 (to adjusted
   tangible assets)               38,904,000    10.6     7,306,000    2.0            N/A    N/A
Tangible capital 1 (to
   adjusted total assets)         38,904,000    10.6     5,480,000    1.5            N/A    N/A


First Savings' actual and required capital amounts and ratios are as follows:

                                                                       2002
                                 -------------------------------------------------------------------------
                                                             Required for Adequate         To Be Well
                                          Actual                  Capital 1              Capitalized(1)
                                 -------------------------  -----------------------  ----------------------
                                     Amount        Ratio        Amount       Ratio      Amount       Ratio
                                  ------------   ---------  ------------   --------  -----------   --------
Total risk-based capital 1 (to
   risk-weighted assets)           $11,863,000       18.8%   $5,043,000       8.0%   $6,304,000      10.0%
Tier 1 risk-based capital 1 (to
   risk-weighted assets)            11,218,000       17.8     2,521,000       4.0     3,782,000       6.0
Core capital 1 (to adjusted
   total assets)                    11,218,000        9.2     4,863,000       4.0     6,079,000       5.0
Core capital 1 (to adjusted
   tangible assets)                 11,218,000        9.2     2,432,000       2.0            NA        NA
Tangible capital 1 (to adjusted
   total assets)                    11,218,000        9.2     1,824,000       1.5            NA        NA


                                                                       2001
                                 --------------------------------------------------------------------------
                                                             Required for Adequate         To Be Well
                                           Actual                 Capital 1              Capitalized(1)
                                 --------------------------  ----------------------  -----------------------
                                    Amount         Ratio        Amount       Ratio     Amount        Ratio
                                 --------------   ---------  -----------   --------  -----------   ----------
Total risk-based capital 1 (to
   risk-weighted assets)           $10,607,000       17.4%   $4,873,000       8.0%   $6,091,000      10.0%
Tier 1 risk-based capital 1 (to
   risk-weighted assets)            10,012,000       16.4     2,437,000       4.0     3,655,000       6.0
Core capital 1 (to adjusted
   total assets)                    10,012,000        9.4     4,241,000       4.0     5,301,000       5.0
Core capital 1 (to adjusted
   tangible assets)                 10,012,000        9.4     2,120,000       2.0           N/A       N/A
Tangible capital 1 (to adjusted
   total assets)                    10,012,000        9.4     1,590,000       1.0           N/A       N/A
(1)As defined by Regulatory
   Agencies


                                 - twenty-six -
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 17: EMPLOYEE BENEFIT PLANS

The Banks are participants in a pension fund known as the Financial Institutions Retirement Fund (FIRF). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. This plan provides pension benefits for substantially all of the Company's employees. According to FIRF administrators, the value of the vested benefits exceeded the market value of the fund's assets and accordingly the Banks had approximately $320,000 accrued at September 30, 2002. Pension expense was $592,000, $270,000 and $7,036 for 2002, 2001 and 2000.

A profit-sharing plan is maintained for the benefit of substantially all of the Company's employees and allows for both employee and Company contributions. The Company contribution consists of a matching contribution of 50 percent of employee contributions, up to 6 percent of eligible employee compensation. The Company contribution to the plan was $99,000, $90,000 and $80,500 for 2002, 2001 and 2000.

In connection with the acquisition of Three Rivers Financial Corporation (Three Rivers) in 2000, the Company assumed both the Employee Stock Ownership Plan
(ESOP) and Recognition and Retention Plan (RRP) of Three Rivers. At the date of the merger, the ESOP had debt payable to Three Rivers of $422,000 and unearned shares totaling 50,082. With the merger, the ESOP was obligated to repay the outstanding debt to the Company.


Accordingly, the balance of shares that were collateral for the debt had been reflected as a reduction to stockholders' equity. Unearned ESOP shares totaled 31,367 at September 30, 2001 and had a fair value of $470,500. Shares were released to participants proportionately as the loan was repaid. Dividends on allocated shares were recorded as dividends and charged to retained earnings. Dividends on unallocated shares were applied to the principal and interest due on the loan. During 2002, the ESOP plan was terminated. A portion of the shares held in the ESOP was sold and the proceeds from that sale were used to pay off the loan. The remaining shares were distributed to the participants and expensed based upon the fair market value at the date the ESOP was terminated.

Compensation expense is recorded in an amount equal to the fair market value of the stock at the time shares are committed to be released. The expense under the ESOP was $208,000 for 2002 and $123,000 for 2001. At September 30, 2001, the
ESOP had 50,077 allocated and 31,367 suspense shares.

Effective with the merger, the Company continued the RRP under which Three Rivers had previously granted awards to various directors, officers and employees of the Three Rivers and First Savings. These awards generally vest at a rate of 20 percent per year on the anniversary dates of each grant. The expense under the RRP was $21,000 for 2002 and $55,000 for 2001.

Note 18: STOCK OPTION PLAN

Under the Company's incentive stock option plan approved in 1998, which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards which vest and become fully exercisable at the end of five years of continued employment. During 1999, the Company authorized the grant of options for up to 200,000 shares of the Company's common stock. The exercise price of each option, which has a ten-year life, was equal to or greater than the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using a present value calculation with the following assumptions:

                                                  2002     2001      2000
                                                 ------   ------- -------------

  Risk-free interest rates                          --        --  5.78% - 5.85%
  Dividend yields                                   --        --      2.48%
  Volatility factors of expected market price of
     common stock                                   --        --     19.50

  Weighted-average expected life of the options     --        --    4.5 years

                                - twenty-seven -
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect of this statement on net income and earnings per share is as follows:

                                                                     September 30
                                                      ----------------------------------------
                                                         2002           2001          2000
                                                      ----------------------------------------

   Net income                         As reported       $5,404,981   $4,688,045    $4,547,954
                                      Pro forma          5,327,107    4,471,036     4,247,537
   Basic earnings per share           As reported             1.56         1.33          1.33
                                      Pro forma               1.54         1.27          1.24
   Diluted earnings per share         As reported             1.56         1.32          1.32
                                      Pro forma               1.53         1.26          1.23


The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended September 30, 2002, 2001 and 2000.

                                         2002                   2001                      2000
                                 -----------------------------------------------------------------------------
                                          Weighted-                 Weighted-                  Weighted-
                                           Average                   Average                    Average
         Options                 Shares  Exercise Price   Shares   Exercise Price   Shares   Exercise Price
--------------------------------------------------------------------------------------------------------------
  Outstanding, beginning of year  110,249     $14.43     110,249      $14.43        30,000       $21.50
  Granted                              --                   --                          --
  Granted in connection with
     the merger                        --                   --                      93,911        11.78
  Exercised                            --                   --                      (9,860)       11.16
  Forfeited/expired                    --                   --                      (3,802)       11.97
                                  -------                -------                   -------
  Outstanding, end of year        110,249     $14.43     110,249      $14.43       110,249        14.43
                                  =======                =======                   =======


  Options exercisable at year
    end                            90,028                 78,729                    59,056

  Weighted-average fair value
    of options granted during
    the year                                                                                     $ 5.29


As of September 30, 2002, other information by exercise price for options outstanding is as follows:

                                           Weighted-
                      Number                Average
                        of                 Remaining
Exercise Price        Shares            Contractual Life         Exercisable
-----------------------------------------------------------------------------

 $11.16               53,757             3.5 years                 53,757
 $13.05               21,740             5.0 years                 14,470
 $13.78                4,752             6.0 years                  3,801
 $21.50               30,000             6.5 years                 18,000
                     -------                                       ------
                     110,249                                       90,028
                     =======                                       ======

                                - twenty-eight -
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 19: EARNINGS PER SHARE

    Earnings per share (EPS) were computed as follows:

                                                               2002
                                                --------------------------------
                                                            Weighted-
                                                            Average    Per-Share
                                                 Income      Shares      Amount
                                                --------------------------------

  Basic Earnings Per Share
   Net income available to common stockholders  $5,404,981    3,456,324   $1.56

  Effect of Dilutive Securities
    tock options and RRP awards                         --       17,235
                                                ----------    ----------
  Diluted Earnings Per Share
   Income available to common stockholders
    and assumerd conversions                    $5,404,981    3,473,559   $1.56
                                                ==========    =========

                                                                 2001
                                                --------------------------------
                                                            Weighted-
                                                            Average    Per-Share
                                                  Income     Shares      Amount
                                                --------------------------------

  Basic Earnings Per Share
   Net income available to common stockholders  $4,688,045    3,533,723   $1.33

  Effect of Dilutive Securities
      Stock options and RRP awards                      --       13,470
                                                ----------    ---------
  Diluted Earnings Per Share
   Income available to common stockholders
    and assumed conversions                     $4,688,045    3,547,193   $1.32
                                                ==========    =========
                                                                     2000
                                                --------------------------------
                                                             Weighted-
                                                             Average   Per-Share
                                                 Income       Shares     Amount
                                                --------------------------------

  Basic Earnings Per Share
   Net income available to common stockholders  $4,547,954    3,429,165   $1.33

  Effect of Dilutive Securities
      Stock options and RRP awards                      --       10,617
                                                ----------    ---------
  Diluted Earnings Per Share
   Income available to common stockholders
    and assumed conversions                     $4,547,954    3,439,782   $1.32
                                                ==========    =========

Options to purchase 30,000 shares of common stock at $21.50 per share were outstanding at September 30, 2002, 2001 and 2000, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                 - twenty-nine -
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20: ACQUISITION

On February 29, 2000, the Company acquired Three Rivers, the holding company of First Savings, through the exchange of 758,858 shares of newly issued Company common stock. First Savings is a federally chartered savings bank with branches located in Southern Michigan and Northern Indiana. Three Rivers was merged into the Company and First Savings will maintain its existing federal charter as a subsidiary of Peoples Bancorp. The combination was accounted for under the purchase method of accounting. First Savings' results of operations are included in the Company's consolidated income statement beginning March 1, 2000. The purchase had a recorded acquisition cost of $13,423,000 and goodwill of $2,518,000. Goodwill was being amortized over 15 years utilizing the straight-line method. Additionally, a core deposit intangible totaling $1,154,000 was recognized and will be amortized over eight years using a 125% declining balance method until such time that the straight-line amortization exceeds the accelerated method. Effective October 1, 2001, the Company discontinued the amortization of goodwill and it is evaluated for impairment in accordance with Statement of Financial Accounting Standards No. 142, Accounting for Goodwill.

The following pro forma information discloses the results of operations as though the merger had taken place at the beginning of fiscal year ended September 30, 2000.

                                                  2000
                                            -----------------

 Net Interest Income                          $15,788,003
                                              ===========
 Net Income                                   $ 4,582,382
                                              ===========
 Net Income per Share - Combined
    Basic                                     $     1.25
    Diluted                                   $     1.23


Note 21: FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:


Cash and Cash Equivalents - The fair value of cash and cash equivalents approximates carrying value.

Interest-bearing Deposits - The fair value of interest-bearing time deposits approximates carrying value.

Securities and Mortgage-backed Securities - Fair values are based on quoted market prices.

Loans and loans held for sale - For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans is estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Interest Receivable/Payable - The fair values of interest receivable/payable approximate carrying values.

FHLB Stock - Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Deposits - The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Short-term Borrowings - The fair value of short-term borrowings approximates carrying value.

Federal Home Loan Bank advances - The fair value of these borrowings is estimated using a discounted cash flow calculation, based on current rates for similar advances.


The estimated fair values of the Company's financial instruments are as follows:

                                                      2002                          2001
                                           -----------------------------------------------------------------------
                                            Carrying         Fair        Carrying          Fair
                                              Amount         Value        Amount          Value
                                           -----------------------------------------------------------------------
 Assets
   Cash and cash equivalents               $ 35,577,921   $ 35,577,921  $ 18,482,607   $ 18,482,607
   Interest-bearing time deposits             3,820,047      3,820,047     3,455,798      3,455,798
   Investment securities available for
      sale                                   54,896,043     54,896,043    29,611,558     29,611,558
   Investment securities held to maturity     7,142,556      7,256,626     6,274,122      6,417,965
   Mortgage loans held for sale               1,298,750      1,298,750       333,000        333,000
   Loans                                    385,019,764    401,056,000   403,294,702    414,369,702
   Stock in FHLB                              4,405,000      4,405,000     4,391,500      4,391,500

 Liabilities
   Deposits                                 379,936,471    385,958,000   368,479,589    374,685,000
   Short-term borrowings                      3,192,774      3,192,774     4,383,723      4,383,723
   Federal Home Loan Bank advances           59,100,000     61,988,000    45,092,965     46,817,000

                                   - thirty -
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 22: QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                                                                    Basic
                                                    Provision                Average     Earnings
Quarter   Interest      Interest    Net Interest      For          Net       Shares        Per
Ending     Income        Expense       Income      Loan Losses   Income     Outstanding  Share
-------------------------------------------------------------------------------------------------------------
Dec 01   $ 8,674,213   $ 4,350,775   $ 4,323,438    $143,623    $1,398,107    3,469,425    $0.40
Mar 02     8,331,288     3,919,582     4,411,706      59,994     1,449,292    3,456,382     0.42
Jun 02     8,177,526     3,744,078     4,433,448      55,473     1,253,303    3,452,806     0.36
Sep 02     8,182,173     3,689,659     4,492,514      88,772     1,304,279    3,449,265     0.38
         -----------   -----------   -----------    --------    ----------
         $33,365,200   $15,704,094   $17,661,106    $347,862    $5,404,981
         ===========   ===========   ===========    ========    ==========

Dec 00   $ 8,898,990   $ 5,111,272   $ 3,787,718    $ 19,682    $1,194,152    3,648,673    $0.33
Mar 01     8,908,931     5,034,185     3,874,746      36,982     1,132,288    3,577,002     0.32
Jun 01     8,920,064     4,917,557     4,002,507      60,850     1,237,389    3,557,867     0.35
Sep 01     8,832,688     4,698,373     4,134,315     236,422     1,124,216    3,461,575     0.32
         -----------   -----------   -----------    --------    ----------
         $35,560,673   $19,761,387   $15,799,286    $353,936    $4,688,045
         ===========   ===========   ===========    ========    ==========

Note 23: Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company.

                            Condensed Balance Sheets

                                                         September 30
                                              ----------------------------
                                                    2002         2001
                                              ----------------------------
 Assets
     Cash                                       $ 1,883,609     $   779,484
     Investment in subsidiaries                  54,817,198      52,282,010
     Securities available for sale                4,422,540       5,062,446
     Securities held to maturity                     40,000          80,000
     Other assets                                    21,374         321,520
                                                -----------     -----------
        Total assets                            $61,184,721     $58,525,460
                                                ===========     ===========
 Liabilities
     Dividends payable on common stock          $   549,714     $   523,582
     Other                                         (211,190)        (51,673)
                                                -----------     -----------
        Total liabilities                           338,524         471,909
                                                -----------     -----------
 Stockholders' Equity
     Common stock                                 3,447,186       3,506,348
     Additional paid-in capital                   7,860,745       8,498,348
     Retained earnings                           49,785,154      46,500,707
     Unearned ESOP                                       --        (281,450)
     Unearned RRP                                   (19,790)        (40,719)
     Accumulated other comprehensive income        (227,098)       (129,683)
                                                -----------     -----------
                                                 60,846,197      58,053,551
                                                -----------     -----------
  Total liabilities and stockholders' equity    $61,184,721     $58,525,460
                                                ===========     ===========

                                 - thirty-one -
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                         Condensed Statements of Income

                                                         Years Ended September 30
                                                  --------------------------------------
                                                    2002          2001        2000
                                                  -------------------------------------
 Income
     Dividends from subsidiaries                  $3,200,000   $4,266,583   $1,700,000
     Interest on investments                         176,047      459,119      279,179
 Expenses                                           (175,163)    (136,741)    (133,680)
                                                  -----------  -----------  -----------
 Income before equity in undistributed income of
    subsidiaries and income tax expense            3,200,884    4,588,961    1,845,499
 Equity in undistributed income of subsidiaries    2,223,747      169,634    2,700,355
                                                  -----------  -----------  -----------
 Income before income tax                          5,424,631    4,758,595    4,545,854
 Income tax expense (benefit)                         19,650       70,550       (2,100)
                                                  -----------  -----------  -----------
 Net income                                       $5,404,981   $4,688,045   $4,547,954
                                                  ===========  ===========  ===========


                                 Condensed Statements of Cash Flows

                                                         Years Ended September 30
                                                   ---------------------------------------
                                                     2002           2001        2000
                                                   ---------------------------------------
 Net cash provided by (used in) operating
    activities                                     $ 3,198,797  $(2,183,437)  $ 1,903,899
                                                   ------------ ------------  ------------
 Cash flows from investing activities
     Purchases of securities available for sale             --     (212,704)     (719,665)
     Proceeds from maturities of securities held
       to maturity                                      40,000       35,000        35,000
     Proceeds from maturities and calls of
       securities available for sale                   280,000    2,410,559     1,085,000
     Net change in mutual fund                         372,282    3,528,245            --
     Net change in securities purchased under
       agreement to resell                                  --           --     2,308,904
                                                   ------------ ------------  ------------
        Net cash provided by investing activities      692,282    5,761,100     2,709,239
                                                   ------------ ------------  ------------
 Cash flows from financing activities
     Stock repurchased                                (692,552)  (2,312,217)   (4,213,408)
     Cash dividends                                 (2,094,402)  (1,989,336)   (1,788,590)
     Proceeds from stock options exercised                  --           --       100,790
                                                   ------------ ------------  ------------
        Net cash used in financing activities       (2,786,954)  (4,301,553)   (5,901,208)
                                                   ------------ ------------  ------------
 Net change in cash                                  1,104,125     (723,890)   (1,288,070)

 Cash at beginning of year                             779,484    1,503,374     2,791,444
                                                   ------------ ------------  ------------
 Cash at end of year                               $ 1,883,609  $   779,484   $ 1,503,374
                                                   ============ ============  ============